Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
July 23, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
Jim Graham	(614) 480-3878	Jeri Grier	(614) 480-5413
HUNTINGTON BANCSHARES REPORTS
•	2009 second quarter reported net loss of $125.1 million, or $0.40 per common share
•	Improved pre-tax, pre-provision income of $229.3 million, up $4.7 million, or 2%
•	$4.1 billion of loans originated or renewed: $1.9 billion commercial, $2.2 billion consumer
•	3.10% net interest margin, up 13 basis points
•	Significantly strengthened capital
•	$704.9 million of capital actions during the second quarter
•	6.80% Tier 1 common risk-based capital ratio, up 116 basis points
•	11.86% and 14.95% Tier 1 and Total capital ratios, respectively, up 70 basis points and 67 basis points, respectively
•	5.68% tangible common equity ratio, up 103 basis points
•	Strengthened liquidity position
•	17% annualized linked-quarter growth in average total core deposits
•	98% period end loan-to-deposit ratio, down from 101% at March 31, 2009
•	$2.1 billion of cash and $3.2 billion in unpledged investment securities, up from $0.8 billion and $1.4 billion, respectively, at December 31, 2008
•	$8.0 billion borrowing capacity
•	Higher reserves
•	2.51% period end allowance for credit losses, up from 2.24%
•	Second quarter review of every “noncriticized” commercial relationship with an aggregate exposure of over $500,000 was completed, contributing to higher provision for credit loss expense

COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2009 second quarter net loss of $125.1 million, or $0.40 per common share. This compared with a net loss of $2,433.2 million, or $6.79 per common share in the 2009 first quarter, and net income of $101.4 million, or $0.25 per common share in the year-ago quarter.
For the first six months of 2009, Huntington reported a net loss of $2,558.3 million, or $6.47 per common share, compared with net income of $228.4 million, or $0.59 per common share in the comparable 2008 period.
PERFORMANCE OVERVIEW
“Despite the reported loss for the quarter, we continued to make steady progress in underlying financial performance,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Our pre-tax, pre-provision earnings were $229.3 million, up $4.7 million, or 2%, from the first quarter. This reflected a combination of positive factors key to improving our long-term financial performance. For example, average core deposits increased at an annualized 17% rate during the quarter. We also originated or renewed $4.1 billion of loans: $1.9 billion commercial and $2.2 billion consumer. Our net interest margin expanded 13 basis points to 3.10% as we began to realize the benefit of growth in core deposits and a more disciplined focus on deposit and loan pricing. We also saw good linked-quarter growth in service charges on deposits, trust income, and electronic banking fees. Further, our focus on controlling costs was evident as we saw a decline in personnel costs.”
“However, the lead story for Huntington this past quarter was action taken to significantly strengthen our balance sheet, a prerequisite for achieving our long-term objective of consistent and sustainable earnings growth,” he continued. “Strong liquidity, capital, and reserves are the most important elements of a fortress balance sheet. We made significant progress in all three during the second quarter.”
Commenting on our proactive efforts regarding credit management, Steinour noted, “In the first quarter, we restructured our Franklin Credit relationship by taking ownership of the underlying residential mortgages and control of collections strategies and processes. This contributed to a 13% increase in cash collections in the second quarter compared with the first quarter. We also initiated ongoing monthly review and action plan meetings for our ‘watch’ and ‘criticized’ loans, and completed a concentrated review of our single family home builder and retail commercial real estate loan portfolios. And, we shared our intent to do a comprehensive portfolio review in the second quarter.”
“During the second quarter, we reviewed every ‘noncriticized’ commercial relationship with an aggregate exposure of over $500,000. This review covered commercial and industrial, commercial real estate, and business banking loans, and included over 5,000 accounts representing over $13 billion in outstandings. The work we did was important in assessing existing and emerging credit issues in this challenging economy. This loan level visibility allows us to proactively mitigate risk going forward. While we continue to believe our commercial portfolio will remain under pressure, we remain confident that the risks in our loan portfolios are manageable.”

“With regard to our consumer loan portfolio,” he continued, “second quarter results again reflected good performance in our automobile loan and lease portfolio. Though we saw increases in net charge-offs and delinquencies in our residential mortgage portfolio, this was in line with expectations given the market environment. The home equity loss levels were higher in the quarter; yet, we saw a decline in early-stage delinquencies as we continued to focus on active loss mitigation strategies. We continue to believe our consumer loan portfolio will show better relative performance throughout this cycle.”
“In light of our commercial loan portfolio review, it was prudent to continue to build reserves. Our provision for credit losses was $413.7 million, up $121.9 million, or 42%, from the first quarter, and exceeded net charge-offs by $79.3 million. As a result, our period-end allowance for credit losses increased to 2.51% from 2.24% at the end of the first quarter. It is also important to note that this quarter’s credit performance was consistent with the early stages of the two-year cumulative loss assumptions used in our loan portfolio stress test analysis announced on May 20, 2009, when we targeted the amount of additional capital we felt would be needed to weather a stressed economic scenario through 2010.”
Turning to capital, Steinour said, “Perhaps the most important achievement this past quarter was a significantly strengthened capital position as we executed $704.9 million of capital actions. These actions strengthened all of our period-end capital ratios. Our tangible common equity ratio increased to 5.68% from 4.65%, and our Tier 1 common risk-based capital ratio increased to 6.80% from 5.64%. Other capital ratios also increased significantly. Tier 1 and Total risk-based capital ratios at period end were 11.86% and 14.95%, respectively, up from 11.16% and 14.28%, respectively, from March 31, and well above the 6.0% and 10.0% ‘well capitalized’ regulatory thresholds.”
“Our capital raising success reflected good support from investors of the actions we are taking to improve our longer-term prospects. We are especially pleased that our capital raising efforts this year were very efficient. Though we issued 55% more shares since the end of last year, the resulting pro forma dilution of this issuance to our tangible book value at the end of last year was only 3%. While we may continue to seek opportunities to further strengthen capital consistent with the overall target announced May 20, we believe Huntington has sufficient capital to weather a severe economic scenario similar to that used by the Federal Reserve in its modeling of capital sufficiency for the 19 large banks announced in May. Our actions also set the stage for eventual repayment of our $1.4 billion in TARP capital, though it would be premature to consider this in the near term given the economic uncertainty in our Midwest region.”
“From a liquidity perspective, we have never been stronger,” he continued. “During the first half of this year, we strengthened balance sheet liquidity as our available cash increased $1.3 billion, and our unpledged investment securities increased $1.8 billion. Further, the growth in core deposits reduced our reliance upon noncore funding. Our loan-to-deposit ratio improved to 98% at June 30, down from 101% at the end of first quarter, and from 108% a year ago. At the end of the quarter, we had $8.0 billion of FHLB and Federal Reserve borrowing capacity.”
“Even while we are aggressively addressing the issues of today, it is important to prepare for the long term. As such, we launched our three-year strategic planning effort aimed at focusing on how to best realize our untapped opportunities. This exercise, expected to be completed in the fourth quarter, will define Huntington’s long-term aspirations. So far, I like what I have seen and look forward to sharing more with you at the appropriate time,” he concluded.

SECOND QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. Management believes the disclosure of “significant items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion).
Specific significant items impacting 2009 second quarter performance included (see Table 1 below):
•	$67.4 million pre-tax gain ($0.10 per common share) on the tender of trust preferred securities reflected in other noninterest expense.
•	$31.4 million pre-tax gain ($0.04 per common share) on the sale of Visa ® stock reflected in other noninterest income.
•	$0.06 per common share negative impact reflecting a deemed dividend resulting from the conversion of 92,384 shares of Series A 8.50% Non-cumulative Perpetual Convertible Preferred stock into common stock.
•	$23.6 million pre-tax ($0.03 per common share) negative impact due to a special FDIC insurance premium assessment.
•	$4.2 million pre-tax ($0.01 per common share) negative impact from a goodwill impairment charge related to the pending sale of a small payments-related business.
Table 1 — Significant Items Impacting Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
June 30, 2009 — GAAP loss	$(125.1)	(2)	$(0.40)
• Gain on tender of trust preferred securities	67.4		0.10
• Gain related to Visa® stock	31.4		0.04
• Preferred stock conversion deemed dividend	NA		(0.06)
• FDIC special assessment	(23.6)		(0.03)
• Goodwill impairment	(4.2)		(0.01)

March 31, 2009 — GAAP loss	$(2,433.2)	(2)	$(6.79)
• Goodwill impairment	(2,602.7)		(7.09)
• Preferred stock conversion deemed dividend	NA		(0.08)
• Franklin restructuring	159.9	(2)	0.44

June 30, 2008 — GAAP earnings	$101.4	(2)	$0.25
• Deferred tax valuation allowance benefit	3.4	(2)	0.01
• Merger/restructuring costs	(14.6)		(0.03)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

NA — Not applicable

Pre-tax, Pre-provision Income Trends
One performance metric that Management believes is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and certain other volatile items. (See Pre-tax, Pre-provision in Basis of Presentation for a full discussion).
Table 2 shows pre-tax, pre-provision income on an adjusted basis was $229.3 million in the second quarter, up 2% from the prior quarter.
Table 2 — Pre-tax, Pre-provision Income (1) — 2Q09 — 2Q08

	2009		2008
	Second	First	Fourth	Third	Second
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
(Loss) Income Before Income Taxes	$(137.8)	$(2,685.0)	$(669.2)	$92.1	$127.7

Add: Provision for credit losses	413.7	291.8	722.6	125.4	120.8
Less: Securities gains (losses)	(7.3)	2.1	(127.1)	(73.8)	2.1
Add: Amortization of intangibles	17.1	17.1	19.2	19.5	19.3
Less: Significant (1) items
Trust preferred gain	67.4	—	—	—	—
Goodwill impairment	(4.2)	(2,602.7)	—	—	—
Gain related to Visa® stock	31.4	—	—	—	—
FDIC special assessment	(23.6)	—	—	—	—
Visa® anti-trust indemnification	—	—	4.6	—	—
Merger/restructuring costs	—	—	—	—	(14.6)

Pre-tax, Pre-provision Income (1)	$229.3	$224.6	$199.6	$310.8	$265.7

LQ Change — Amount	$4.7	$25.0	$(111.1)	$45.0	$331.
LQ Change — Percent	2.1%	12.5%	-35.8%	16.9%	13.3%

(1)	See Basis of Presentation for definition
As discussed in the sections that follow, this improvement primarily reflected higher net interest income, service charges on deposits, and the benefit of lower personnel expenses, partially offset by lower brokerage and insurance income.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
2009 Second Quarter versus 2009 First Quarter
Compared with the 2009 first quarter, fully-taxable equivalent net interest income increased $10.0 million, or 3%. This reflected a 13 basis point increase in the net interest margin to 3.10% from 2.97%. The increase in the net interest margin reflected a combination of factors including favorable impacts from strong core deposit growth, the benefit of lower deposit pricing, and the recognition of purchase accounting discounts from the payoff of Franklin loans partially offset by the negative impact of maintaining a higher liquidity position. Fully-taxable equivalent net interest income increased despite a 2% decline in average earning assets with average total loans and leases decreasing 5% and other earning assets, which includes investment securities, increasing 13%.
Table 3 details the decrease in average loans and leases.
Table 3 — Loans and Leases — 2Q09 vs. 1Q09

	Second	First
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$13.5	$13.5	$(0.0)	(0)%
Commercial real estate	9.2	10.1	(0.9)	(9)

Total commercial	$22.7	$23.7	$(0.9)	(4)%

Automobile loans and leases	3.3	4.4	(1.1)	(24)
Home equity	7.6	7.6	0.1	1
Residential mortgage	4.7	4.6	0.0	1
Other consumer	0.7	0.7	0.0	4

Total consumer	16.3	17.2	(0.9)	(5)

Total loans and leases	$39.0	$40.9	$(1.9)	(5)%

Average total loans and leases declined $1.9 billion, or 5%, primarily reflecting declines in total commercial real estate (CRE) and automobile loans and leases.
Average total commercial loans decreased $0.9 billion, or 4%. The decline in average CRE loans primarily reflected the reclassification process of CRE loans to commercial and industrial (C&I) loans completed late in the first quarter. The reclassification was primarily associated with loans to businesses secured by the real estate and buildings that house their operations. These owner-occupied loans secured by real estate were underwritten based on the cash flow of the business and are more appropriately classified as C&I loans. Also contributing to the decline were payoffs, balance reductions, and charge-offs. Average C&I loans were essentially unchanged, reflecting the benefit of the first quarter’s CRE reclassification and new loan originations, offset almost entirely by payoffs and line reductions as well as the first quarter restructuring of the Franklin relationship which had the effect of reducing C&I loans and increasing residential mortgages and home equity loans.
Average total consumer loans declined $0.9 billion, or 5%. This decline was entirely attributable to the $1.1 billion, or 24%, decrease in average total automobile loans and leases. Average automobile loans declined $1.0 billion, reflecting the impact of a $1.0 billion automobile loan securitization at the end of the 2009 first quarter. Average automobile leases declined $0.1 billion, reflecting the continued runoff of the lease portfolio.
Average residential mortgages and home equity loans were essentially unchanged. The increase due to the first quarter reclassification of Franklin loans to these categories from C&I loans offset the negative impact of the sale of mortgage loans at the end of the first quarter. Though mortgage loan originations remained strong, as is our practice, we sold virtually all of our fixed-rate production in the secondary market. Demand for home equity loans remained weak, reflecting the impact of the economic environment and home values.

The 13% increase in average other earning assets reflected redeployment of the cash proceeds from the 2009 first quarter automobile loan securitization into investment securities, as well as the retention of a portion of the resulting securities. Average investment securities increased $0.9 billion from the prior quarter.
Our period-end liquidity position remained strong. At June 30, 2009, total cash and due from banks was $2.1 billion, down slightly from $2.3 billion at the end of the prior quarter as the cash proceeds from the automobile securitization were reinvested in investment securities. During the first half of this year, we strengthened balance sheet liquidity as our available cash increased $1.3 billion, and our unpledged investment securities increased $1.8 billion. At June 30, 2009, we had $8.0 billion of FHLB and Federal Reserve borrowing capacity.
Another metric indicating our improved liquidity position was a decline in our loan-to-deposit ratio. At June 30, 2009, our loan-to-deposit ratio was 98%, down from 101% at the end of the first quarter. Growth in core deposits contributed to this improvement.
Table 4 details the increase in average total deposits.
Table 4 — Deposits — 2Q09 vs. 1Q09

	Second	First
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.0	$5.5	$0.5	9%
Demand deposits — interest bearing	4.5	4.1	0.5	12
Money market deposits	6.4	5.6	0.8	14
Savings and other domestic deposits	5.0	5.0	(0.0)	(0)
Core certificates of deposit	12.5	12.8	(0.3)	(2)

Total core deposits	34.5	33.0	1.4	4
Other deposits	5.1	5.2	(0.1)	(1)

Total deposits	$39.5	$38.2	$1.3	4%

Average total deposits increased $1.3 billion, or 4% (14% annualized), from the prior quarter and reflected:
•	$1.4 billion, or 4%, growth in average total core deposits. The primary drivers of this change were 14% growth in average money market deposits, 12% growth in interest bearing demand deposits, and 9% increase in noninterest bearing demand deposits. Core certificates of deposit declined 2%.
2009 Second Quarter versus 2008 Second Quarter
Fully-taxable equivalent net interest income decreased $44.4 million, or 11%, from the year-ago quarter. This primarily reflected the unfavorable impact of a 19 basis point decline in the net interest margin to 3.10% from 3.29%. Average earning assets also decreased $2.8 billion, or 6%, primarily reflecting a $2.0 billion, or 5%, decline in average total loans and leases.

Table 5 details the $2.0 billion decrease in average loans and leases.
Table 5 — Loans and Leases — 2Q09 vs. 2Q08

	Second Quarter		Change
(in billions)	2009	2008	Amount	%
Average Loans and Leases
Commercial and industrial	$13.5	$13.6	$(0.1)	(1)%
Commercial real estate	9.2	9.6	(0.4)	(4)

Total commercial	$22.7	$23.2	$(0.5)	(2)%

Automobile loans and leases	3.3	4.6	(1.3)	(28)
Home equity	7.6	7.4	0.3	4
Residential mortgage	4.7	5.2	(0.5)	(10)
Other consumer	0.7	0.7	(0.0)	(0)

Total consumer	16.3	17.8	(1.5)	(8)

Total loans and leases	$39.0	$41.0	$(2.0)	(5)%

The $2.0 billion, or 5%, decrease in average total loans and leases reflected:
•	$1.5 billion, or 8%, decrease in average total consumer loans. This primarily reflected a $1.3 billion, or 28%, decline in average automobile loans and leases due to the 2009 first quarter securitization of $1.0 billion of automobile loans and continued runoff of the automobile lease portfolio. The $0.5 billion, or 10%, decline in average residential mortgages reflected the impact of loan sales, as well as the continued refinance of portfolio loans and increased saleable originations. Average home equity loans increased 4%, due primarily to increased line usage and slower runoff experience. The increased line usage was a result of higher quality borrowers taking advantage of the low interest rate environment.
•	$0.5 billion, or 2%, decrease in average total commercial loans, with most of the decline reflected in CRE loans. The $0.4 billion, or 4%, decrease in average CRE loans reflected a combination of factors, including our efforts to proactively shrink this portfolio through payoffs and pay downs, as well as the impact of net charge-offs and the impact of the 2009 first quarter reclassification for CRE loans into C&I loans noted earlier. The decline in average C&I loans reflected pay downs, the impact of the first quarter reclassification project, and Franklin restructuring.
Table 6 details the $1.5 billion increase in average total deposits.
Table 6 — Deposits — 2Q09 vs. 2Q08

	Second Quarter		Change
(in billions)	2009	2008	Amount	%
Average Deposits
Demand deposits — noninterest bearin	$6.0	$5.1	$1.0	19%
Demand deposits — interest bearing	4.5	4.1	0.5	11
Money market deposits	6.4	6.3	0.1	1
Savings and other domestic deposits	5.0	5.2	(0.2)	(4)
Core certificates of deposit	12.5	11.1	1.4	13

Total core deposits	34.5	31.7	2.7	9
Other deposits	5.1	6.3	(1.2)	(20)

Total deposits	$39.5	$38.0	$1.5	4%

Average total deposits increased $1.5 billion, or 4%, from the year-ago quarter and reflected:
•	$2.7 billion, or 9%, growth in average total core deposits. The primary drivers of this change were 13% growth in average core certificates of deposits, 19% growth in average noninterest bearing demand deposits, and 11% growth in interest bearing demand deposits.
Partially offset by:
•	A $1.2 billion, or 20%, decrease in average other deposits, primarily reflecting a managed decline in public fund and foreign time deposits.
Provision for Credit Losses
The provision for credit losses in the 2009 second quarter was $413.7 million, up $121.9 million from the prior quarter and up $292.9 million from the year-ago quarter. The current quarter’s provision for credit losses exceeded net charge-offs by $79.3 million (See Credit Quality discussion).
Noninterest Income
2009 Second Quarter versus 2009 First Quarter
Noninterest income increased $26.8 million, or 11%, from the 2009 first quarter.
Table 7 — Noninterest Income — 2Q09 vs. 1Q09

	Second	First
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$75.4	$69.9	$5.5	8%
Brokerage and insurance income	32.1	39.9	(7.9)	(20)
Trust services	25.7	24.8	0.9	4
Electronic banking	24.5	22.5	2.0	9
Bank owned life insurance income	14.3	12.9	1.4	10
Automobile operating lease income	13.1	13.2	(0.1)	(1)
Mortgage banking income (loss)	30.8	35.4	(4.6)	(13)
Securities gains (losses)	(7.3)	2.1	(9.4)	NM
Other income	57.5	18.4	39.1	NM

Total noninterest income	$265.9	$239.1	$26.8	11%

The $26.8 million increase in total noninterest income reflected:
•	$39.1 million increase in other income, primarily reflecting a $31.4 million gain on the sale of Visa ® stock and, to a lesser degree, a $6.2 million improvement in loan sale gains as the prior quarter included a $5.9 million loss associated with the automobile loan securitization at the end of the first quarter. Also contributing to the increase in other income from the prior quarter were higher equity investment gains and derivative revenue.
•	$5.5 million, or 8%, increase in service charges on deposit accounts, reflecting seasonally higher personal service charges, primarily NSF charges.
•	$2.0 million, or 9%, seasonal increase in electronic banking income.

Partially offset by:
•	$9.4 million decline in securities gains (losses) as the current quarter reflected a $7.3 million loss compared with a $2.1 million gain in the prior quarter.
•	$7.9 million, or 20%, decline in brokerage and insurance income, reflecting lower annuity sales and first quarter seasonal insurance income. The prior quarter also represented a record level of investment sales.
•	$4.6 million, or 13%, decline in mortgage banking income as first quarter results included a $4.3 million portfolio loan sale gain.
2009 Second Quarter versus 2008 Second Quarter
Noninterest income increased $29.5 million, or 12%, from the year-ago quarter.
Table 8 — Noninterest Income — 2Q09 vs. 2Q08

	Second Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Income
Service charges on deposit accounts	$75.4	$79.6	$(4.3)	(5)%
Brokerage and insurance income	32.1	35.7	(3.6)	(10)
Trust services	25.7	33.1	(7.4)	(22)
Electronic banking	24.5	23.2	1.2	5
Bank owned life insurance income	14.3	14.1	0.1	1
Automobile operating lease income	13.1	9.4	3.8	40
Mortgage banking income (loss)	30.8	12.5	18.3	NM
Securities gains (losses)	(7.3)	2.1	(9.4)	NM
Other income	57.5	26.7	30.8	NM

Total noninterest income	$265.9	$236.4	$29.5	12%

The $29.5 million increase in total noninterest income reflected:
•	$30.8 million increase in other income, primarily reflecting a $31.4 million gain on the sale of Visa ® stock.
•	$18.3 million increase in mortgage banking income, primarily reflecting an $18.7 million increase in origination and secondary marketing income as current quarter loan sales increased 60% from the year-ago quarter and loan originations that were 40% higher than in the year-ago quarter.
•	$3.8 million, or 40%, increase in automobile operating lease income, reflecting a 34% increase in average operating lease balances. Lease originations since the 2007 fourth quarter were recorded as operating leases, and automobile lease origination activities were discontinued in the 2008 fourth quarter.
Partially offset by:
•	$9.4 million decline in securities gains (losses) as the current quarter reflected a $7.3 million loss compared with a $2.1 million gain in the year-ago quarter.
•	$7.4 million, or 22%, decline in trust services income, reflecting the impact of lower market values on asset management revenues and reduced yields on money market funds.

•	$4.3 million, or 5%, decline in service charges on deposit accounts primarily reflecting lower consumer NSF and overdraft fees, partially offset by higher commercial service charges.
•	$3.6 million, or 10%, decrease in brokerage and insurance income reflecting lower mutual fund and annuity sales, as well as reduced commercial property and casualty agency commissions.
Noninterest Expense
2009 Second Quarter versus 2009 First Quarter
Noninterest expense decreased $2,629.8 million, or 89%, from the 2009 first quarter.
Table 9 — Noninterest Expense — 2Q09 vs. 1Q09

	Second	First
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Noninterest Expense
Personnel costs	$171.7	$175.9	$(4.2)	(2)%
Outside data processing and other services	39.3	32.4	6.8	21
Net occupancy	24.4	29.2	(4.8)	(16)
Equipment	21.3	20.4	0.9	4
Amortization of intangibles	17.1	17.1	(0.0)	(0)
Professional services	18.8	18.3	0.5	3
Marketing	7.5	8.2	(0.7)	(9)
Automobile operating lease expense	11.4	10.9	0.5	4
Telecommunications	6.1	5.9	0.2	3
Printing and supplies	4.2	3.6	0.6	16
Goodwill impairment	4.2	2,602.7	(2,598.5)	NM
Other expense	14.0	45.1	(31.1)	(69)

Total noninterest expense	$340.0	$2,969.8	$(2,629.8)	(89)%

The $2,629.8 million decrease in noninterest expense reflected:
•	$2,598.5 million decline in goodwill impairment. The prior quarter included a goodwill impairment charge of $2,602.7 million. In the 2009 first quarter, bank stock prices continued to decline significantly. Huntington’s stock price declined 78%, from $7.66 per share at December 31, 2008, to $1.66 per share at March 31, 2009. Given this significant decline, we conducted an interim test for goodwill impairment and recorded a noncash $2,602.7 million pre-tax ($2,600.0 million after-tax, or $7.09 per common share) charge. The current quarter’s goodwill noncash impairment charge of $4.2 million was related to the pending sale of a small payments-related business.
•	$31.1 million, or 69%, decline in other expense, reflecting the benefit of a $67.4 million gain on tender of trust preferred securities, a $5.6 million gain resulting from other debt extinguishment, and a $6.9 million decline in franchise tax-related expense. Partially offsetting these favorable items were this quarter’s $23.6 million FDIC special assessment and a $16.6 million increase in OREO expense.

•	$4.8 million, or 16%, decrease in net occupancy expense, reflecting lower seasonal expenses, as well as lower rental costs.
•	$4.2 million, or 2%, decline in personnel costs, reflecting a decline in severance and other benefits and incentive-based expense, partially offset by higher commissions. Full-time equivalent staff declined 3% from the prior period.
Partially offset by:
•	$6.8 million, or 21%, increase in outside data processing and other services, primarily reflecting portfolio servicing fees paid to Franklin for servicing the related residential mortgage and home equity portfolios and outside appraisal costs, partially offset by lower software maintenance expense.
2009 Second Quarter versus 2008 Second Quarter
Noninterest expense decreased $37.8 million, or 10%, from the year-ago quarter.
Table 10 — Noninterest Expense — 2Q09 vs. 2Q08

	Second Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Expense
Personnel costs	$171.7	$200.0	$(28.3)	(14)%
Outside data processing and other services	39.3	30.2	9.1	30
Net occupancy	24.4	27.0	(2.5)	(9)
Equipment	21.3	25.7	(4.5)	(17)
Amortization of intangibles	17.1	19.3	(2.2)	(11)
Professional services	18.8	13.8	5.0	37
Marketing	7.5	7.3	0.2	2
Automobile operating lease expense	11.4	7.2	4.2	58
Telecommunications	6.1	6.9	(0.8)	(11)
Printing and supplies	4.2	4.8	(0.6)	(13)
Goodwill impairment	4.2	—	4.2	NM
Other expense	14.0	35.7	(21.7)	(61)

Total noninterest expense	$340.0	$377.8	$(37.8)	(10)%

The $37.8 million decline reflected:
•	$28.3 million, or 14%, decline in personnel costs, reflecting a $15.2 million decline in salaries, an $8.0 million decline in severance costs, and lower benefits expenses, partially offset by higher commission expense. Full-time equivalent staff declined 9% from the year-ago period.
•	$21.7 million, or 61%, decrease in other expense reflecting the benefit in the 2009 second quarter of a $67.4 million gain on the tender of trust preferred securities, a $3.4 million net comparative benefit related to gains resulting from debt extinguishment, and a $6.8 million decline in franchise tax-related expense. Partially offsetting these favorable items were this quarter’s $23.6 million FDIC special assessment and a $14.6 million increase in OREO expense.
•	$4.5 million, or 17%, decline in equipment costs, reflecting lower depreciation costs from the year-ago period.

•	$2.5 million, or 9%, decline in net occupancy expenses, reflecting lower rental costs.
•	$2.2 million, or 11%, decline in amortization of intangibles expense.
Partially offset by:
•	$9.1 million, or 30%, increase in outside data processing and other services, primarily reflecting portfolio servicing fees now paid to Franklin resulting from the first quarter restructuring of this relationship, as well as outside appraisal costs.
•	$5.0 million, or 37%, increase in professional services, reflecting higher legal and collection-related expenses.
•	$4.2 million goodwill impairment charge related to the pending sale of a small payments-related business.
•	$4.2 million, or 58%, increase in automobile operating lease expense, primarily reflecting the 34% increase in average operating leases discussed above.
Income Taxes
The provision for income taxes in the 2009 second quarter was a benefit of $12.8 million. The effective tax rate for the 2009 second quarter was a tax benefit of 9.2%. The effective tax rate for the six months ended June 30, 2009, was a tax benefit of 9.4%. The effective tax rate for the second quarter and for the first six months of 2009 were both impacted by the goodwill impairment and Franklin restructuring benefit. Excluding these items, the effective tax rate for the six months ended June 30, 2009, would have been a tax benefit of 46.3%.
Credit Portfolio Reviews / Actions
In the 2009 first quarter, we restructured our relationship with Franklin by taking control of the underlying mortgage loan collateral. We also proactively completed a concentrated review of our single family home builder and retail commercial real estate loan portfolios, our commercial real estate portfolio’s two highest risk segments. We now review the “criticized” portion of these portfolios on a monthly basis. The increased review activity resulted in more pro-active decisions on nonaccrual status, reserve levels, and charge-offs. This heightened level of portfolio monitoring is ongoing.
During the second quarter, every “noncriticized” commercial relationship with an aggregate exposure of over $500,000 was reviewed. This review included commercial and industrial, commercial real estate, and business banking loans. In total, 5,460 loans were reviewed, which represented $13.2 billion, or about 59%, of total commercial loans and $17.1 billion in related commitments.
This was a detailed, labor-intensive process designed to ensure that we had an updated and clear understanding of each borrower’s financial position, and that this understanding was accurately reflected in our internal risk rating system. Our objective was to identify current and potential credit risks across the portfolio consistent with our view stated in January that the economy in our markets will not improve at least through the end of this year.

Our business segment teams were responsible for the reviews within their respective portfolios. Each team had a hierarchy of assessment and oversight review activity defined for each borrowing relationship. In many cases, we directly contacted the borrower and obtained the most recent financial information available, including interim financial results. In addition, we discussed the impact of the economic environment on the future direction of their company, industry prospects, collateral values, and other borrower-specific information. We then made an appropriate assessment of the current risk for each borrower.
The work of each segment team was under the direction and oversight of a central credit review committee, which also assessed the overall results. This level of review is an ongoing activity with each team accountable for identifying specific follow up portfolio management actions. We further enhanced system capabilities to provide better credit MIS. Taken together, these actions will ensure that our view of the portfolio remains current.
The overall reserve build during the quarter was appropriate based on the results of our reviews, our general view regarding the direction of the economy, and the updated assessment of our borrowers. We believe our period end reserves appropriately represent the level of risk in the portfolio.
In addition, with respect to our commercial loan exposure to automobile dealers, we have had an ongoing review process in place for some time now. Our automobile dealer commercial loan portfolio is predominantly comprised of larger, well-capitalized multi-franchised dealer groups underwritten to conservative credit standards. These dealer groups have largely remained profitable on a consolidated basis due to franchise diversity and a shift of sales emphasis to higher-margin, used vehicles, as well as a focus on the service department. Additionally, our portfolio is closely monitored through receipt and review of monthly dealer financial statements and ongoing floor plan inventory audits, which allow for rapid response to weakening trends. As a result, we have not experienced any significant deterioration in the credit quality of our automobile dealer commercial loan portfolio and remain comfortable with our expectation of no material losses, even given the substantial stress associated with our dealership closings announced by Chrysler and GM.
In summary, we have established an ongoing portfolio management process involving each business segment, providing an improved view of emerging risk issues at a borrower level, enhanced ongoing monitoring capabilities, and strengthened actions and timeliness to mitigate emerging loan risks. Given our stated view of continued economic weakness through 2009, we anticipate some level of additional negative credit migration in the second half of this year. And while we can give no assurances given market uncertainties, we believe that as a result of our increased portfolio management actions including having appropriate current risk ratings in place, a portfolio management process involving each business segment, an improved view of emerging risk issues at the borrower level, enhanced ongoing monitoring capabilities, and strengthened borrower-level loan structures, any future migration will be manageable.
Credit Quality Performance Discussion
Credit quality performance in the 2009 second quarter continued to be negatively impacted by the sustained economic weakness in our Midwest markets. In addition, the negative trends in credit quality metrics for commercial loans were also influenced by the results of the in-depth review of our commercial loan portfolio, which resulted in higher provision for credit losses. The continued trend of higher unemployment rates and declining home values in our markets negatively impacted consumer loan credit quality.

Net Charge-Offs (NCOs)
Total net charge-offs for the 2009 second quarter were $334.4 million, or an annualized 3.43% of average total loans and leases. This was down on an absolute basis from total net charge-offs in the 2009 first quarter of $341.5 million. However, reflecting a 5% decline in average total loans and leases during the second quarter, annualized net charge-offs as a percent of related loans increased to 3.43%. Net charge-offs in the year-ago quarter were $65.2 million, or an annualized 0.64%.
Total C&I net charge-offs for the 2009 second quarter were $98.3 million, or an annualized 2.91%, down from $210.6 million, or an annualized 6.22% of related loans, in the 2009 first quarter. Total C&I net charge-offs in the year-ago quarter were $12.4 million, or an annualized 0.36%. Excluding $9.9 million of Franklin-related recoveries, second quarter non-Franklin related C&I net charge-offs were $108.2 million, or an annualized 3.20%. This was up from $82.3 million, or an annualized 2.55%, of related average non-Franklin C&I loans in the 2009 first quarter. C&I net charge-offs in the second quarter were impacted by four relationships, each with a charge-off greater than $5 million. The remaining charge-offs were concentrated in smaller loans, distributed across our geographic markets. From an industry perspective, manufacturing represented the most significant level of losses, including three of the four relationships just noted.
Current quarter CRE net charge-offs were $172.6 million, or an annualized 7.51%, up from $82.8 million, or an annualized 3.27%, in the prior quarter, and from $15.1 million, or an annualized 0.63%, in the year-ago quarter. The single family homebuilder and retail projects continued to represent a significant portion of the losses, consistent with our views of the higher risk nature of these project types and developers. There were five charge-offs in excess of $5 million, with the remaining losses spread across multiple borrowers and throughout our footprint.
The larger losses mentioned above were previously identified problem credits with appropriate reserves previously established via our FAS 114 process. As a result, there was a net decrease in our specific reserves associated with impaired loans. This is a positive change in that impaired loans with previously established reserves typically represent the majority of future losses.
Total consumer net charge-offs in the current quarter were $63.5 million, or an annualized 1.56%, up from $48.1 million, or an annualized 1.12% of average total consumer loans in the first quarter. Total consumer net charge-offs in the year-ago quarter were $37.8 million, or an annualized 0.85%. The annualized net charge-off rate increase partly reflected the impact from the first quarter’s $1.0 billion of automobile loan securitization, as well as residential mortgage sales.
Automobile loan and lease net charge-offs on an absolute basis were $14.6 million, down from $18.1 million in the prior quarter, but up from $11.5 million in the year-ago quarter. Net charge-offs expressed as an annualized percent of related average balances were 1.78%, up from 1.66% in the first quarter and from 1.01% in the year-ago quarter. The linked-quarter increase in the net charge-off ratio reflected a reduction in 2009 second quarter average balances due to the impact of the first quarter’s automobile loan securitization. Performance of this portfolio on both an absolute and relative basis continued to be consistent with our views regarding the underlying quality of the portfolio. We were also pleased that the level of delinquencies dropped for the second quarter in a row, further substantiating our longer term view of flat to improved performance of this portfolio through 2009.

Home equity net charge-offs in the 2009 second quarter were $24.7 million, or an annualized 1.29%. This was up from $17.7 million, or an annualized 0.93%, in the prior quarter and from $17.3 million, or an annualized 0.94%, in the year-ago quarter. While net charge-offs were higher than prior quarters, there was a significant decline in the early-stage delinquency level in the home equity line of credit portfolio, supporting our longer-term positive view regarding home equity portfolio performance remains appropriate. The higher losses resulted from a combination of a small number of larger dollar losses, and our continued commitment to the loss mitigation and short sale process. We continue to believe that our more proactive loss mitigation strategies are in the best interest of both the bank and our customers. While there has been a clear increase in the losses from the year-ago quarter, given the market conditions we remain comfortable with this performance.
Residential mortgage net charge-offs were $17.2 million, or an annualized 1.47% of related average balances. This was up from $6.3 million, or an annualized 0.55% of related average balances in the first quarter and from $4.3 million, or an annualized 0.33%, in the year-ago quarter. The higher loss levels compared with prior quarters were a direct result of our continued emphasis on loss mitigation strategies, as well as an increased number of short sales. While the delinquency rates continued to increase, indicating the economic stress on our borrowers, our losses have remained manageable.
Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
The table below shows the change in NALs and NPAs between the 2009 second quarter and 2009 first quarter.
Table 11 — Nonaccrual Loans and Nonperforming Assets — 2Q09 vs. 1Q09

	Second	First
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Nonaccrual loans and leases (NALs):
Commercial and industrial	$456.7	$398.3	$58.4	15%
Commercial real estate	850.8	629.9	221.0	35
Residential mortgage	475.5	487.0	(11.5)	(2)
Home equity	35.3	38.0	(2.7)	(7)

Total nonaccrual loans and leases	1,818.4	1,553.1	265.3	17
Other real estate, net:
Residential	108.0	143.9	(35.9)	(25)
Commercial	65.0	66.9	(1.9)	(3)

Total other real estate, net	172.9	210.8	(37.8)	(18)
Impaired loans held for sale	11.3	11.9	(0.6)	(5)

Total nonperforming assets	$2,002.6	$1,775.7	$226.8	13%
Nonaccrual loans (NALs) were $1,818.4 million at June 30, 2009, and represented 4.72% of total loans and leases. This was up $265.3 million, or 17%, from $1,553.1 million, or 3.93%, at March 31, 2009. Period end NALs in the year-ago quarter were $535.0 million, or 1.30%. The increase from the prior quarter primarily reflected an increase in CRE and C&I-related NALs.

The $221.0 million, or 35%, increase in CRE NALs was primarily associated with retail projects, which accounted for over 70% of the increase. The stress of lower retail sales and downward pressure on rents given the economic conditions, continued to adversely affect retail projects. Multi-family projects accounted for most of the remaining increase, principally reflected in one relationship. Of note, single family home builder portfolio NALs were unchanged.
The $58.4 million, or 15%, increase in C&I NALs reflected continued stress in the high risk portion of the portfolio, including contractors, auto suppliers, restaurants, and home builder-related industries. While these higher risk segments account for less than 10% of the total C&I portfolio, they accounted for approximately 50% of the NAL increase. Those regions with a heavier manufacturing concentration, such as northern Ohio, were responsible for a higher percentage of the increase.
Residential mortgage and home equity NALs declined, reflecting a concentrated effort to minimize the inflow of new NALs and address existing issues via loss mitigation and loan modification transactions. We also made a significant advancement in the sales of existing OREO properties as a result of our increased focus on vendor performance.
Nonperforming assets (NPAs), which include NALs, were $2,002.6 million at June 30, 2009, and represented 5.18% of related assets. This was up $226.8 million, or 13%, from $1,775.7 million, or 4.46% of related assets at the end of the first quarter. This was significantly higher than $624.7 million, or 1.52% of related assets at the end of the year-ago period. The linked-quarter increase in NPAs was less than the increase in NALs as OREO assets declined $37.8 million, or 18%, reflecting a $36.0 million, or 45%, decline in Franklin-related OREO assets. We implemented a strategy whereby Franklin accelerated the sale of OREO properties over the past six months. This action is consistent with our assessment of the value of the properties and the current and future market conditions.
The over 90-day delinquent, but still accruing, ratio excluding loans guaranteed by the U.S. Government, was 0.38% at June 30, 2009, essentially unchanged from the end of first quarter, and 7 basis points higher than at the end of the year-ago quarter. On this same basis the delinquency ratio for total consumer loans was 0.90% at June 30, 2009, up from 0.85% at the end of the prior quarter, and up from 0.52% at the end of the year-ago quarter. There were no 90-day delinquent, but still accruing, commercial loans at June 30, 2009.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
At June 30, 2009, the ALLL was $917.7 million, up $79.1 million from $838.5 million at the end of the prior quarter, and up $238.3 million from a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at June 30, 2009, was 2.38%, up from 2.12% at the end of the prior quarter and from 1.66% a year ago. The ALLL as a percent of NALs was 50% at June 30, 2009, down from 54% at March 31, 2009, and from 127% a year ago.
At June 30, 2009, the AULC was $47.1 million, essentially unchanged from $47.0 million at the end of the first quarter. The decline in the AULC from $61.3 million from the end of the year-ago quarter reflected the transfer of $12.1 million from the AULC in the 2008 fourth quarter to the ALLL and a $5.4 million reduction related to unfunded loan commitments.

On a combined basis, the ACL as a percent of total loans and leases at June 30, 2009, was 2.51%, up from 2.24% at March 31, 2009, and from 1.80% a year ago. The ACL as a percent of NALs was 53% at June 30, 2009, down from 57% at March 31, 2009, and from 138% a year ago.
The increase in the ACL from the year-ago quarter reflected the impact of the economic environment as we have consistently added to our reserves across the entire loan portfolio. The increase in the level from the prior quarter was primarily a function of the portfolio review process described earlier. As loans were assigned to higher risk ratings, our calculated reserve increased accordingly, consistent with our reserving methodology. These increases were partially offset by the net decline in specific reserves as charge-offs to this reserve segment exceeded newly identified FAS 114 reserve requirements.
Capital
A key priority has been to strengthen our capital position such that we would have sufficient capital to absorb potential future credit losses should the economic environment continue to worsen. On April 24, the Federal Reserve announced that they would be performing a Supervisory Capital Assessment Program (SCAP) on the country’s 19 largest bank holding companies (BHCs) to determine the amount of capital required to absorb losses that might arise under “baseline” and “more adverse” economic scenarios. Huntington was not one of the 19 SCAP BHCs. On May 7, the results of the SCAP were announced. The SCAP stress tests used a two-year cumulative loan loss estimate of 9.1%. The Federal Reserve indicated that a year-end 2010 Tier 1 common capital ratio in excess of 4.0% would be needed. The market has accepted this as a “de facto” standard for being adequately capitalized since 10 of the 19 BHCs were directed to increase their capital levels to meet this targeted threshold.
We felt it important that our customers and investors be assured that we had an equivalent relative amount of capital to meet this “de facto” standard. As such, and based on the publicly available data regarding the outcome of the SCAP tests on these 19 BHCs, we conducted an internal portfolio stress test designed to emulate the SCAP “more adverse” economic scenario modeled by the Federal Reserve. After having already increased common equity in the second quarter, on May 20, 2009, we announced a plan to add an additional $675.0 million of common equity. Since that announcement, $585.0 million of the targeted $675.0 million has been added.

Table 12 recaps the most significant capital actions for the first six months of 2009.
Table 12 — Capital Actions

			Other
	Common Stock		Retained
($ and Shares in MM)	Shares (1)	Amount	Earnings	Total
1Q09
Franklin restructuring	—	$—	$159.9	$159.9
Conversion of preferred stock	24.6	114.1	—	114.1
Other tangible capital improvements (2)	—	—	47.1	47.1

1Q09 Total	24.6	114.1	207.0	321.1

2Q09
Discretionary equity issuance #1	38.5	117.6	—	117.6
Discretionary equity issuance #2	18.5	74.4	—	74.4
Conversion of preferred stock	16.5	92.3	—	92.3
Common stock offering	103.5	356.4	—	356.4
Gain on cash tender offer of certain trust preferred securities	—	—	43.8	43.8
Gain related to Visa ® stock	—	—	20.4	20.4

2Q09 Total	177.0	640.7	64.2	704.9

Year-to-date	201.6	$754.8	$271.2	$1,026.0

(1)	Excludes other miscellaneous issuances

(2)	Other Comprehensive Income improvement included due to materiality
These capital activities have been very efficient. At year-end 2008, we had 366.1 million shares outstanding. Through June 30, 2009, we issued an additional 201.6 million common shares associated with these actions. This represented 55.1% dilution based on share count. But as shown in Table 13, our tangible book value (TBV) as of December 31, 2008, was only diluted by a pro forma 3.4% from these activities.
Table 13 — Capital Action Efficiency

	Additional		% of 12/31/08	Tang. BV
	Common	Shares	Shares	Accretion /
($ and shares in MM)	Equity	Issued	Outstanding	(Dilution)
1Q09
Franklin restructuring	$159.9	—	—%	7.8%
Conversion of preferred stock	114.1	24.6	6.7	(1.1)
Other tangible capital improvements (1)	47.1	—	—	2.3
2Q09
Discretionary equity issuance #1 & #2	192.0	56.9	15.6	(5.4)
Conversion of preferred stock	92.3	16.5	4.5	—
Common stock offering	356.4	103.5	28.3	(8.6)
Cash tender offer of certain trust preferred securities	43.8	—	—	2.1
Gain related to Visa ® stock	20.4	—	—	1.0

Total	$1,026.0	201.6	55.1%	(3.4)%

(1)	Other Comprehensive Income improvement included due to materiality

Source: Goldman Sachs & Co.

At June 30, 2009, our regulatory Tier 1 and Total risk-based capital ratios were 11.86% and 14.95%, respectively, up from 11.16% and 14.28%, respectively, at March 31, 2009. Both ratios remain well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation.
The tangible common equity to asset ratio at June 30, 2009, was 5.68%, up from 4.65% at the end of the prior quarter, with our Tier 1 common risk-based capital ratio increasing to 6.80% from 5.64%.
2009 EXPECTATIONS
Commenting on 2009 expectations Steinour noted, “The economic environment in our markets continued to weaken in the first half of this year, and as we have previously stated, we do not expect there will be any material turnaround this year. Reflecting the significant attention and focus given to our portfolios, we believe we have taken a prudent approach to recognizing the embedded risk. Nevertheless, and given our economic view, we continue to expect that the level of net charge-offs, provision expense, and loan loss reserves are likely to remain elevated.”
“We also expect to build on the first half’s underlying successes in improving underlying financial performance. We anticipate modest, but steady, improvement in pre-tax, pre-provision income from the second quarter level. This is expected to reflect a net interest margin that is flat-to-slightly improving from the second quarter level and continued growth in core deposits. We anticipate that total loans will decline modestly, reflecting the impacts of our continued efforts to reduce our commercial real estate exposure, the weak economy, as well as charge-offs. Fee income performance is likely to remain mixed. Mortgage banking income is expected to be lower than in the first half, whereas deposit service charges and other fees are expected to return to seasonally higher levels. Expenses are expected to continue to be well-controlled,” he concluded.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, July 23, 2009, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 17990513. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on July 23, 2009, for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 31, 2009 at (800) 642-1687; conference ID 17990513.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2009 second quarter earnings conference call slides, or the Form 8-K filed related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-tax, Pre-provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;
•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;
•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and
•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.
Significant Items
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. We refer to such items as “significant items”. Most often, these significant items result from factors originating outside the company; e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporation actions out of the ordinary course of business; e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a significant item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a significant item.
Management believes the disclosure of “significant items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2008 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
Huntington Bancshares Incorporated is a $51 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2009		2008	Percent Changes vs.
(in thousands, except per share amounts)	Second	First	Second	1Q09	2Q08

Net interest income	$349,899	$337,505	$389,866	3.7%	(10.3)%
Provision for credit losses	413,707	291,837	120,813	41.8	N.M.
Noninterest income	265,945	239,102	236,430	11.2	12.5
Noninterest expense	339,982	2,969,769	377,803	(88.6)	(10.0)

(Loss) Income before income taxes	(137,845)	(2,684,999)	127,680	(94.9)	N.M.
(Benefit) Provision for income taxes	(12,750)	(251,792)	26,328	(94.9)	N.M.

Net (Loss) Income	$(125,095)	$(2,433,207)	$101,352	(94.9)%	N.M. %

Dividends on preferred shares	57,451	58,793	11,151	(2.3)	N.M.

Net (loss) income applicable to common shares	$(182,546)	$(2,492,000)	$90,201	(92.7)%	N.M. %

Net (loss) income per common share — diluted	$(0.40)	$(6.79)	$0.25	(94.1)%	N.M. %
Cash dividends declared per common share	0.0100	0.0100	0.1325	—	(92.5)
Book value per common share at end of period	6.23	7.80	15.88	(20.1)	(60.8)
Tangible book value per common share at end of period	5.07	6.08	6.83	(16.6)	(25.8)

Average common shares — basic	459,246	366,919	366,206	25.2	25.4
Average common shares — diluted (2)	459,246	366,919	367,234	25.2	25.1

Return on average assets	(0.97)%	(18.22)%	0.73%
Return on average shareholders’ equity	(10.2)	N.M.	6.4
Return on average tangible shareholders’ equity (3)	(10.3)	18.4	15.0
Net interest margin (4)	3.10	2.97	3.29
Efficiency ratio (5)	51.0	60.5	56.9
Effective tax rate (benefit)	(9.2)	(9.4)	20.6

Average loans and leases	$39,007,243	$40,865,540	$41,025,088	(4.5)	(4.9)
Average loans and leases — linked quarter annualized growth rate	(18.2)%	(5.5)%	6.5%
Average earning assets	$45,479,818	$46,570,567	$48,279,217	(2.3)	(5.8)
Average total assets	51,496,992	54,153,256	55,539,295	(4.9)	(7.3)
Average core deposits (6)	34,455,410	33,037,886	31,714,126	4.3	8.6
Average core deposits — linked quarter annualized growth rate (6)	17.2%	8.9%	(1.4)%
Average shareholders’ equity	$4,927,592	$7,224,537	$6,357,348	(31.8)	(22.5)

Total assets at end of period	51,397,252	51,702,125	55,333,841	(0.6)	(7.1)
Total shareholders’ equity at end of period	5,220,522	4,814,736	6,383,213	8.4	(18.2)

Net charge-offs (NCOs)	334,407	341,491	65,247	(2.1)	N.M.
NCOs as a % of average loans and leases	3.43%	3.34%	0.64%
Nonaccrual loans and leases (NALs)	$1,818,367	$1,553,094	$535,042	17.1	N.M.
NAL ratio	4.72%	3.93%	1.30%
Non-performing assets (NPAs)	$2,002,584	$1,775,743	$624,736	12.8	N.M.
NPA ratio	5.18%	4.46%	1.52%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	2.38	2.12	1.66
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	2.51	2.24	1.80
ALLL as a % of NALs	50	54	127
ALLL as a % of NPAs	46	47	109
Tier 1 common risk-based capital ratio (7)	6.80	5.64	5.81
Tier 1 risk-based capital ratio (7)	11.86	11.16	8.82
Total risk-based capital ratio (7)	14.95	14.28	12.05
Tier 1 leverage ratio (7)	10.62	9.67	7.88
Tangible equity / assets (8)	8.99	8.12	5.90
Tangible common equity / assets (9)	5.68	4.65	4.81

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all the quarterly periods presented above, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($21.3 million in 2Q 2009, $17.1 million in 1Q 2009, and $19.3 million in 2Q 2008) divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Six Months Ended June 30,		Change
(in thousands, except per share amounts)	2009	2008	Amount	Percent

Net interest income	$687,404	$766,690	$(79,286)	(10.3)%
Provision for credit losses	705,544	209,463	496,081	N.M.
Noninterest income	505,047	472,182	32,865	7.0
Noninterest expense	3,309,751	748,284	2,561,467	N.M.

(Loss) Income before income taxes	(2,822,844)	281,125	(3,103,969)	N.M.
(Benefit) Provision for income taxes	(264,542)	52,705	(317,247)	N.M.

Net (Loss) Income	$(2,558,302)	$228,420	$(2,786,722)	N.M. %

Dividends on preferred shares	116,244	11,151	105,093	N.M.

Net (loss) income applicable to common shares	$(2,674,546)	$217,269	$(2,891,815)	N.M. %

Net (loss) income per common share — diluted	$(6.47)	$0.59	$(7.06)	N.M. %
Cash dividends declared per common share	0.0200	0.3975	(0.3775)	(95.0)

Average common shares — basic	413,083	366,221	46,862	12.8
Average common shares — diluted (2)	413,083	387,322	25,761	6.7

Return on average assets	(9.77)%	0.83%
Return on average shareholders’ equity	(85.0)	7.5
Return on average tangible shareholders’ equity (3)	(124.2)	18.2
Net interest margin (4)	3.03	3.26
Efficiency ratio (5)	55.6	57.0
Effective tax rate	(9.4)	18.7

Average loans and leases	$39,931,258	$40,696,212	$(764,954)	(1.9)
Average earning assets	46,022,179	47,967,863	(1,945,683)	(4.1)
Average total assets	52,817,786	55,212,254	(2,394,468)	(4.3)
Average core deposits (6)	33,750,564	31,770,062	1,980,501	6.2
Average shareholders’ equity	6,069,719	6,116,994	(47,275)	(0.8)

Net charge-offs (NCOs)	675,898	113,696	562,202	N.M.
NCOs as a % of average loans and leases	3.39%	0.56%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” discussion.

(2)	For the six months ended June 30, 2009, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result was more than basic earnings per common share (anti-dilutive) for the period. For the six months ended June 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was included from the diluted share calculation because the result was less than basic earnings per common share (dilutive) for the period.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($38.5 million in 2009 and $38.2 million in 2008) divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.